Exhibit 23.3

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form S-1 of Petrosearch Energy Corporation filed in April, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2007.

/s/ Cawley, Gillespie & Associates, Inc

Cawley, Gillespie & Associates, Inc
Consulting Petroleum Engineers

Houston, TX
April 7, 2008